Exhibit 99.1

WINSMART DEVELOPMENT LIMITED

Assessment  of  Eucalyptus  Plantation
And
Seedling  Nursery

Heyuan,  China


2  May  2003


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
TABLE OF CONTENTS

Page
----
  1.  Summary
        Engagement                                           1
        Credentials of Duncanson Investment Research Inc.    1
        Scope of Review                                      2
        Observations                                         2

  2.  Overview of the Seedling Nursery - Heyuan              3

  3.  Overview of the Eucalyptus Plantation - Heyuan         4

  4.  Asset Valuation and Appraisal Report
      Fairness Analysis                                      4
      Valuation of Seedling Nursery                          4
      Valuation of Eucalyptus Plantation                     4

  5.  Fairness Opinion
      Value of Consideration                                 5
      Fairness Opinion                                       6


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1.     SUMMARY

ENGAGEMENT

DUNCANSON INVESTMENT RESEARCH INC. (THE "CONSULTANT") was engaged by WINSMART DEVELOPMENT LIMITED ("WINSMART") to assess a eucalyptus tree plantation near Heyuan in Guangdong Province, Southern China as well as a seedling nursery located in close proximity to the plantation.

In addition, the consultant was asked to review an Asset Valuation and Appraisal Report prepared on March 10, 2003 and render an opinion on the Report and the Valuations.

Finally, the consultant was asked to review the proposed transaction between Winsmart and AGROCAN CORPORATION ("AGROCAN") and render a Fairness Opinion with regard to the asset purchase.

CREDENTIALS  OF  DUNCANSON  INVESTMENT  RESEARCH  INC.

DUNCANSON INVESTMENT RESEARCH INC. is an independent consulting firm specializing in market research, resource analysis, and evaluation in the global forest sector. John Duncanson, the principal of Duncanson Investment Research, is a financial analyst and has worked in the investment banking industry for the past 17 years. Mr. Duncanson is also a registered professional forester and an ISO certified auditor. Mr. Duncanson has performed forest plantation and forest resource analysis assessments in Canada, U.S.A., Southern China, Fiji, and South America.

Over the past several years, Mr. Duncanson has provided independent fairness opinions and assessments on a number of forestry-related transactions including a fairness opinion on a large private tree nursery in Canada for HSBC. In 1997, Mr. Duncanson advised the Ontario Provincial Government on its divestiture of Provincial Nurseries.

BACKGROUND TO THE AGROCAN OFFER

WINSMART is a private international business corporation based in the BVI. Winsmart currently owns a 100% interest in a 3.3 hectare seedling nursery as well as a 342.4 hectare forest plantation consisting of fast growing (two-year old) eucalyptus trees in


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Dongyuan  County  in the Province of Guangdong, China in the vicinity of Heyuan.
These properties were previously owned by the Jiahe CJV in conjunction with the Heyuan City Forest Bureau. Winsmart has entered into an agreement with AgroCan to sell the Heyuan properties to AgroCan in exchange for shares in AgroCan.

It is AGROCAN'S intention to utilize the plantation and the seedling nursery to expand its business into the rapidly growing "greening" industry in China and complement its existing position in the Chinese fertilizer industry. AgroCan intends to transplant the young eucalyptus trees for use in city "greening", landscaping, and environmental protection projects. The nursery will be used to produce seedlings to plant in landscaping projects as well as to replenish the plantation. AgroCan will also sell seedlings to other landscape companies.

SCOPE OF REVIEW
---------------

In connection with the assessment and the Fairness Opinion, the consultant traveled to Hong Kong and Southern China and toured the Heyuan properties during the week of April 14, 2003. In addition, the consultant met with senior executives of both Winsmart and AgroCan as well as the author of the Asset Valuation and Appraisal Report.

The consultant also reviewed a draft Business Plan dated 15 March 2003.

The following is a list of his key observations with regard to the properties visited. THE FAIRNESS OPINION IS LOCATED IN SECTION 5.

OBSERVATIONS
------------

     - The seedling nursery has a simple layout with well maintained, irrigated seedling beds. The nursery is three years old and has an independent water supply and modern irrigation and watering systems. There is a healthy crop of 180,000 "mother" trees, aged 1-2 years. The nursery is ready for planting of the spring crop of seedlings in May 2003. (The seedlings are generated from cuttings from the mother trees).

     - The eucalyptus plantation is in excellent condition. The trees have excellent form with straight trunks and well developed crowns. The two-year old trees average 9 metres in height and 50-75 mm in diameter. The plantation is well accessed with three major bush roads transecting the plantation.


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2.     OVERVIEW  OF  THE  SEEDLING  NURSERY  -  HEYUAN,  CHINA

The seedling nursery is situated on 3.3 hectares approximately 5 kms west of the town of Dengta in Dongyuan County. The town of Dengta is 15 kms north of Heyuan. The nursery is accessed by an all-weather dirt road which connects to National Highway 205 at Dengta. The new Yuegan Expressway, to be completed in 2004, will run within 2 kms of Dengta. The Expressway will connect Shenzhen and Shanghai. In addition, the new Jingjiu (Beijing-Kowloon, Hong Kong) Railway, which runs to Shanghai and Beijing, connects at Heyuan. The nursery site has electrical power and an independent water supply from a large reservoir nearby. The reservoir (Lake Wanlu) is one of the largest in Southern China and is fed by mountain springs. The nursery has a large water holding tank and is equipped with pumps and a modern irrigation and sprinkler system. The nursery also has several tubular greenhouse frames as well as seedling containers.

The nursery was established in 2000 by the Heyuan Forest Bureau, however, it did not operate in 2001. The nursery has a simple layout with long, well maintained seedling beds. There is a healthy crop of 180,000 "mother" trees, all eucalyptus (species - grandis urophylla). Most of the mother trees are one year old, planted in the spring of 2002. There are approximately 20,000 two-year old mother trees. A mother tree provides the "cuttings" to grow the 10 million seedlings produced annually at the nursery. The mother trees are replaced after two years with new trees obtained from seed culture labs in Southwestern China (Qinzhou). The regular replacement of mother trees guarantees that the superior genetic characteristics of the seedlings are maintained.

Winsmart owns the nursery equipment, including greenhouse frames, pumps, and the irrigation equipment, as well as the mother trees. The land is leased under a 50 year lease. The rent is US $365 per year (RMB 3,000). Winsmart is currently in the first year of the lease.

The nursery will have two plantings a year, one in May and one in September; each planting is 5 million seedlings. By comparison, most nurseries internationally have only one annual planting. The nursery, once fully operating, will hire 3-4 full-time staff and 40-50 part-time workers, consisting primarily of local farmers.

AgroCan intends to use some of the seedlings to replace transplanted trees in the


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Heyuan plantation, however, the majority of the seedlings will be used directly in greening contracts.

3.     OVERVIEW OF THE EUCALYPTUS PLANTATION - HEYUAN, CHINA

The Winsmart eucalyptus forest plantation covers 342.4 hectares in 31 parcels, all of which are in a contiguous area. The plantations are located due south of the Heyuan nursery, approximately 10 kms south west of Dengta near the town of Shuangjiang in Dongyuan County. The plantation is well accessed by an all-weather dirt road connecting to the paved road at Dengta. There are three bush roads transecting the plantation. The terrain is a combination of rolling hills and flat areas.

The plantation was established at an average of 1,665 trees per hectare. The individual trees are spaced in rows at 1 metre intervals. The rows are spaced 4 metres apart. In total, 570,096 trees were planted. The primary species was eucalyptus grandis urophylla. The trees are in excellent condition and form, with straight trunks and well-developed crowns. The two-year old trees average 9 metres in height and 50-75 cm in diameter.

The eucalyptus plantation is the first eucalyptus plantation on the site. Previously the site contained a pine (Masson) forest that was planted by aerial seeding approximately 40 years ago. The pine forest was subsequently harvested and the site was prepared for planting to eucalyptus by burning the slash and ground cover. The soils are a rich clay and sand mixture excellent for growing eucalyptus as witnessed by the healthy growth rates in the plantation. Fertilizers were used to enhance growth, however, the consultant examined some trees which had no fertilizer treatment but were exhibiting strong growth. The use of fertilizer is "site specific". The survival rate, as discussed later, is very high and there has been very little evidence of wind damage or disease damage. The growing stock used in the plantation was of the highest quality eucalyptus available.

4.     ASSET VALUATION AND APPRAISAL REPORT

During the period March 1-10, 2003, an independent survey, asset valuation, and appraisal report was performed by Mr. Qi Shu Xiong, a Chinese forester who also serves as the President of China Eucalypt Society. The consultant has met with Mr. Qi on several occasions over the past nine years and has witnessed first-hand the strong knowledge he has of eucalyptus plantation development and management. Mr. Qi


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accompanied the consultant on his assessment of both the Heyuan seedling nursery and  plantation  on  April  15,  2003.

The Asset Valuation and Appraisal placed a total value of the Heyuan plantation and seedling nursery of US $3,774,747 (RMB 31,330,575).

FAIRNESS  ANALYSIS

Typically the consultant would utilize either a discounted cash flow analysis or a precedent transaction analysis in considering the fairness of the asset valuation. In this case, neither of the assets to be acquired has been operated as a business and as such, there is no history of cash flow. Likewise, most of the seedling nurseries and plantations in Southern China are or have been owned and operated by local governments and forest bureaus and there is no history of precedent transactions. The consultant has had to rely on his knowledge of commercial nurseries in North America to assess the valuations contained in the Asset Valuation and Appraisal Report.

VALUATION  OF  SEEDLING  NURSERY

The consultant found the valuation of the Heyuan seedling nursery to be accurate with one small point of clarification. Since the spring seedling program had not yet fully commenced, there were relatively few new seedlings at the nursery. The new seedlings for 2003 are still represented by the cuttings that will be taken from the mother trees. The appraisal placed a value of approximately US $300,000 (RMB 2.5 million) on the annual seedling output capacity and not on the actual seedlings in the nursery. The consultant believes the appraisal value of US $0.03 (0.25 RMB) per seedling output capacity to be very reasonable. The average seedling selling price in North America, at the wholesale level, ranges from $0.05-0.10 per seedling. The price being paid by AgroCan for the seedling capacity is a "one-time" cost and subsequent annual seedling sales will average down this initial cost.

The appraised value of the seedling nursery is US $440,361 (RMB 3,655,000). The consultant believes this valuation to be very reasonable.

VALUATION  OF  EUCALYPTUS  PLANTATION

With  regard to the plantation, the March 2003 survey revealed that there was an


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average of 1,616 trees per hectare. Considering that 1,665 seedlings per hectare were originally planted in the spring of 2001, this represents a very high planting survival rate (97%) and illustrates the superior growing stock used in the plantation and the excellent soil conditions in the plantation.

The total inventory on the Winsmart plantation is 553,512 trees. This figure was used to calculate the plantation value.

The consultant had the opportunity to walk throughout the entire plantation and inspect first-hand the quality, height, diameter, and inventory of eucalyptus trees. The consultant concurred that the level of inventory and height analysis in the Asset Valuation was accurate.

The consultant, during his inspection of the plantation, realized that the plantation contained a stream running through the northeast corner. The plantation borders the stream for approximately 400 metres. The forest inventory, as performed by the forester, included an allowance for a "green belt" of 25 metres on each side of the stream. The consultant noted that none of the inventory of 553,512 trees lies within the boundaries of the green belt.

The appraisal placed a value of US $3,334,406 (RMB 27,675,575) on the plantation. This appraisal was based on a net realizable value of US $6.00 (RMB 50.00) per tree. The consultant believes this valuation to be very reasonable, especially considering the excellent condition of the trees and the superior access to the plantation.

There is no established commercial tree nursery industry in China and as a result, there are no direct pricing comparables. However, market prices for equivalent nursery stock (50-75 mm diameter hardwood shade trees) in Canada and the U.S. would wholesale from US $100.00 per tree. In addition, the young eucalyptus trees in the Heyuan plantation average 9 metres (30 feet) in height versus an average height of 3-4 metres (10 to 14 feet) for the equivalent diameter tree in North America.

In summary, the consultant believes the appraised value of the young eucalyptus plantation of US $3,334,406 (RMB 27,675,575) to be very reasonable.

5.     FAIRNESS OPINION

VALUE  OF  CONSIDERATION


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Winsmart  has  entered  into  an  agreement  with  AgroCan  to  sell  the Heyuan properties to AgroCan in exchange for shares in AgroCan. Based on the appraised value of the Heyuan properties of US $3,774,747 and a net asset value per AgroCan share of US $0.126 per share or market price at time of closing, whichever is highest, AgroCan will issue approximately 29,868,737 shares to Winsmart. As a result Winsmart will become a majority shareholder in AgroCan.

In assessing the value of the AgroCan Shares being offered to Winsmart, the consultant relied on the market trading value of the AgroCan Shares, which is US $0.10 per share.

The consultant believes the AgroCan purchase of the Winsmart assets will enhance the value of AgroCan and will allow AgroCan to expand its core fertilizer business into the rapidly expanding greening business in China. The consultant believes this will benefit AgroCan shareholders.

FAIRNESS  OPINION

I have examined the ASSET VALUATION AND APPRAISAL REPORT DATED MARCH 10, 2003, and have had the opportunity to discuss the Appraisal with the forester who authored the Appraisal.

In addition, I have had the opportunity to conduct a thorough inspection of the two properties comprising the asset purchase, namely the Heyuan Eucalyptus Forest Plantation and the Heyuan Seedling Nursery.

In my opinion, the seedling nursery is as described in the Appraisal and I concur with the appraised value of the seedling nursery. In addition, it is my opinion that plantations are in excellent condition and the stocking (inventory) levels are consistent with the Appraisal. I also consider the net realizable value of the young eucalyptus trees to be fairly priced.

With regard to the proposed transaction between Winsmart and AgroCan, I am of the opinion that, as of the date hereof, the AgroCan offer is fair from a financial point of view to AgroCan shareholders.

As  a registered professional forester (Ontario, Canada) I hereto affix my seal.


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Signed  and  dated


By //s// John Duncanson
2 May 2003


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